--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(A) OF THE

                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: CONTINENTAL ASSURANCE COMPANY VARIABLE LIFE SEPARATE ACCOUNT

Address of Principal Business Office:
         CNA Plaza
         Chicago, Illinois 60685

Telephone Number: (800)621-5328
Name and Address of Agent for Service of Process:
         --------------------
         Jonathan D. Kantor
         Executive Vice President, General Counsel and Secretary
         Continental Assurance Company
         CNA Plaza
         Chicago, Illinois 60685

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Chicago and State of Illinois on the 31st day of July, 2001.

                                  CONTINENTAL ASSURANCE COMPANY on
                                  behalf of its separate account

                                  CONTINENTAL ASSURANCE COMPANY
                                  VARIABLE LIFE SEPARATE ACCOUNT
                                  (Registrant)


                                  By:  /S/ BERNARD L. HENGESBAUGH
                                     ---------------------------------


ATTEST:  /S/ JEFFREY K. HOELZEL
        ------------------------
                 Name

       ASSISTANT GENERAL COUNSEL
        ------------------------
                 Title